Memorandum of Understanding

This Memorandum of Understanding is executed by and among the following parties:

Party A:	C3 Capital, Limited, a commercial company registered and established under the BVI Business Companies Act 2004 on October 25th 2007. Its registration number is 1439706.

Party B:	Gao Zhigang, citizen of People’s Republic of China, whose domicile is Renmin Street No.138, Changchun City, Jilin Province. ID Number: 130721197009125215.

Party C:	Li Ping, citizen of People’s Republic of China, whose domicile is No. 401, Unit 2, Hei Longjiang Road No.57, Buck Sand District, Urumqi City. ID Number: 650103197603051323.

Whereas:

1.
According to the laws of People’s Republic of China, Party B and Party C propose to establish Xinjiang Paragon Master Mining Co., Ltd (hereinafter referred to as “the Object Company”). The Object Company plans to register with the Administration Bureau for Industry and Commerce of Xinjiang Uygur Autonomous Region. Up until the execution date of this memorandum of understanding (hereinafter referred to as this MOU), Party B and Party C have completed the company’s name pre-approval procedure with Administration Bureau for Industry and Commerce of Xinjiang Uygur Autonomous Region. Other procedures for the incorporation of the company are in process.

2.
Party B and Party C have confirmed that the registered capital for the Object Company is RMB 3.2 Million Yuan, among which, the investment by Party B is RMB 2.88 Million Yuan, taking up 90%, and the investment by Party C is RMB 0.32 Million Yuan, taking up 10%.

3.
Party B and Party C have confirmed that, after the completion of registration and incorporation procedure for the Object Company, they will transfer the shares of the Object Company held respectively by them to Party A, and Party A will make the payment of the equity interest transfer price.

Through friendly consultation among Party A, Party B and Party C, regarding the equity interest transfer of the Object Company, the following agreement has been reached:

Article 1
Party B and Party C, respectively, grant Party A the irrevocable right to purchase the equity interest of the Object Company (“the purchase right”). The purchase right becomes effective upon the completion of industrial and commercial registration for the Object company (taking the date on which the Corporate Business License is issued as final) until the date when Party A makes it clear to abandon the purchase right (referred to as “the purchase right exercise period”). However, if, within eighteen months upon all the conditions as agreed in Article 2 of this MOU have been satisfied, Party A does not conduct the procedure for initiating the purchase right, the purchase right becomes void automatically.

Article 2
After the establishment of the Object Company, Party B and Party C shall conduct relevant procedures in time in order to obtain the permissions, approvals or filing documents for the Object Company’s operation. In addition, Party B and Party C shall obtain the quartz mine exploration and mining right as described in Article 3 of this MOU according to Chinese laws and regulations.

Article 3
Party B and Party C shall make the Object Company legally obtain the exploration and mining right for the quartz mine of the mining area in Wenquan County Xinjiang. Party B and Party C confirm that: the reconnaissance geological survey procedure for the before mentioned quartz mine and the procedure of defining the limits of the mining areas shall be conducted by Wenquan County Branch for Xing Tao Da Bei Mining Co. Ltd, Xinjiang. The mining area is situated 14 KM southeast of Wenquan County and its geographical coordinates are east longitude 80 56 36, north latitude 44 56 06. Through geology examination, the standard of the quartzite is 333 + 334 and the geological reserves are 1.1 million tons. The applied mining depth is from 1450 meters to 1420 meters. The defined mining area applying for is 0.266 square kilometers.

Article 4
As confirmed by Party A, Party B and Party C, Party A will purchase the equity interest of the Object Company and shall pay the equity interest purchase price, in aggregate, USD $50,000. The foregoing equity interest transfer price shall be paid to Party B and Party C respectively according to the ratio of investments of the Object Company by Party B and Party C.

Article 5
Within the purchase right exercise period as agreed in Article 1, Party B and Party C shall not transfer their equity interest of the Object Company to any party other than Party A or the third party appointed by Party A. Party B and Party C also shall not hypothecate or enact other restrictive right upon the equity interest of the Object Company.

Article 6
When Party A exercises the purchase right, it shall send to Party B and Party C written notices respectively. Within thirty days upon Party B and Party C receive the written notices, they shall complete the execution of the equity interest transfer contract of the Object Company with Party A according to the material conditions as agreed in this MOU (hereinafter referred to as “equity interest transfer contract”).

Article 7
Party A, Party B and Party C shall, after the execution of the equity interest transfer contract, cooperate promptly in order to complete all the approval procedures as required by the equity interest transfer of the Object Company.

Article 8
As the substantial incentive for Party B and Party C to execute this MOU, Party A promises that, Party A will, at the time as agreed in the equity interest transfer contract, make the payment to Party B and Party C of the transfer price of the equity interest held by Party B and Party C.

Article 9	As the substantial incentive for Party A to execute this MOU, Party B and Party C promise to Party A that:

(1)
By November 30th, 2008, Party B and Party C will complete the company incorporation procedure for the Object Company and make the Object Company obtain all the permissions, approvals or filing documents for legal operation;

(2)
By December 31st 2008, Party B and Party C will, on behalf of the Object Company, obtain the exploration right for quartz mine as defined in Article 3 of this MOU. They also guarantee to obtain the mining license for the Object Company;

(3)
When Party A decides to purchase the equity interest of the Object Company, conduct the Due Diligence Investigation, Party B and Party C shall cooperate fully and settle in time all the problems of the Object company as required by Party A according to laws.

Article 10
Within three days upon Party A makes the payment of the equity transfer price according to the equity interest transfer contract, Party B and Party C shall make payment, without any consideration, to the Object Company of RMB of equal value of US $50,000, for the purpose of daily operation of the Object Company.

Article 11	Party A, Party B and Party C shall bear all the costs and taxes as required by laws for the purpose of completion of the issues as agreed in this MOU.
Article 12
Party A, Party B and Party C confirm that Party B shall be responsible for the performance arrangement of the obligations and related liabilities of Party B and Party C under the equity interest transfer contract. Party B shall also take joint liability for the obligations and related liabilities of Party C.

Article 13
If any party to this MOU violates the obligations under this MOU, or its representation, statement or warranty is untrue, it will constitute a breach of this MOU. The party in breach shall compensate the non-breaching party all the losses resulting from the execution and performance of this MOU.

Article 14
Any disputes arising from construing, performing or relating to this MOU shall be settled by means of friendly negotiation. In case that the disputes cannot be settled through negotiation, any party has the right to submit the disputes to China International Economic and Trade Arbitration Commission (“CIETAC”) arbitration in Beijing subject to the prevailing arbitration rules of CIETAC. The arbitration award is final and legally binding on the parties.

Article 15	This MOU is written in Chinese and English and the two versions equally valid. In case of any discrepancy between the two versions, the Chinese version will prevail.
Article 16	Party A, Party B and Party C will execute this MOU in six originals and each party shall keep two originals.
Article 17	The effectiveness, construction, and performance of this MOU shall be governed by the prevailing laws and regulations of People’s Republic of China.
Article 18	This MOU shall become effective upon the signatures and seals by Party A, Party B and Party C.

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Party A: C3 Capital, Limited

Authorized Representative:

Date:

Party B:

Date:

Party C:

Date: